Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED AGREEMENT made as of the 30th day of April, 2004 by and between CRAIG S. KIEFER, an individual residing at 415 Carriage Creek Lane, Friendswood, TX 77546 (the “Executive”), EDGEN CARBON PRODUCTS GROUP, L.L.C., a Louisiana limited liability company (the “Company”), and EDGEN CORPORATION, a Nevada corporation (“Parent”).

W I T N E S S E T H

WHEREAS, the Executive serves as the President of the Company, which is a wholly-owned subsidiary of Parent, pursuant to an Employment Agreement, dated April 3, 2002 (the “Prior Agreement”), by and between the Company and the Executive;

WHEREAS, Parent and the Company seek to utilize the Executive’s knowledge, experience, talents and abilities; Parent and the Company desire to employ the Executive as the President of the Company, and the Executive desires to be so employed, subject to the terms and conditions set forth herein; and

WHEREAS, the Executive and the Company wish to amend and restate the Prior Agreement in its entirety in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby amend and restate the Prior Agreement as follows:

1. Employment. Subject to the terms and conditions hereinafter set forth, the Company and Parent hereby agree to employ the Executive, and the Executive hereby agrees to serve as the President of the Company, effective on April 30, 2004. The Executive agrees to perform such services customary to such office as shall from time to time be assigned to him by the Board of Directors of Parent (the “Board of Directors”) and/or by Parent’s Chief Executive Officer, or his designee (collectively the “Chief Executive Officer”). The Executive further agrees to use his best efforts to promote the interests of the Company and of Parent, and to devote his full business time and entire energies and skill to the business and affairs of the Company and of Parent in accordance with the directions and orders of the Board of Directors and/or the Chief Executive Officer; provided, however, that it shall not be a violation of this Agreement for the Executive to serve on corporate, civic, or charitable boards or committees or manage personal investments, as long as such activities do not interfere in any substantial respect with the Executive’s responsibilities hereunder.

2. Term of Employment. The Executive’s “Employment Term” pursuant to this Agreement shall commence on the date hereof (the “Effective Date”) and, unless terminated earlier pursuant to Section 4 hereof, shall terminate upon the first anniversary of the Effective Date; provided, however, that the Employment Term shall automatically be extended on a day-by-day basis (so that the remaining taint shall always be one (1) year) unless either the Company or the Executive elects not to renew such term by giving written notice (an “Employment Expiration Notice”) thereof; provided, further, however, that if the Executive is terminated pursuant to Section 4 below, there shall be no automatic daily renewal of the Employment Term. The Employment Term shall terminate on the one (1) year anniversary of the date of receipt of the Employment Expiration Notice by the Employee or the Employer, as applicable.

3. Compensation and Other Related Matters.

3.1. Base Salary. As compensation for the services rendered by the Executive hereunder, the Company shall pay, or shall cause to be paid, to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of One Hundred Eighty Thousand Dollars ($180,000.00) per annum (the “Annual Base Salary”). The Company’s obligation to pay the Annual Base Salary shall begin to accrue on the Effective Date and shall be paid in accordance with the

Company’s customary payroll practices which are in effect from time to time during the Employment Term. The Annual Base Salary may be increased at any time during the Employment Term by recommendation of the Chief Executive Officer to the Board of Directors. The Executive’s Annual Base Salary shall be subject to all applicable withholding and other taxes.

3.2. Annual Bonus. In addition to the Annual Base Salary set forth above, during the Employment Term, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) in the amount and calculated in the manner set forth on Schedule A annexed hereto. The Annual Bonus shall be payable by the Company to the Executive with respect to each year ending on December 31 by March 15 of the following year.

3.3. Other Employment Benefits. During the Employment Term, the Executive shall be entitled to the following employment benefits:

(a) Four (4) weeks of paid vacation in each fiscal year of the Company while the Executive is employed hereunder one (1) week of which, if not used by the Executive in any given fiscal year, may be carried over to the next fiscal year; provided, that the Executive shall not have more than five (5) weeks of paid vacation in any given fiscal year as a result of such carry over and sick leave in accordance with the Company’s policies from time to time in effect for executive officers of the Company; provided, that, as provided herein, vacation and/or sick leave time not used in any year may not be carried over or transferred from one year to another or converted to cash, except in a year in which there is a Change of Control (as hereinafter defined) where the Executive is no longer employed;

(b) participation, subject to qualification requirements, in medical, life or other insurance or hospitalization plans and long-term disability policies which are presently in effect or hereafter instituted by the Company and applicable to its executive officers generally; provided that, the Company shall pay all premium, copayment and deductible expenses of the Executive in respect of such Company plans and policies;

(c) participation, subject to classification requirements and continued maintenance thereof by the Company in other employee benefit plans, such as pension and profit sharing plans, which are from time to time applicable to the Company’s executive officers generally; and

(d) an automobile allowance of One Thousand Dollars ($1,000) per month, which shall be used by the Executive to cover all lease and insurance payments with respect to one automobile of the Executive’s choice for business purposes. The Company shall reimburse the Executive, upon the presentation of appropriate receipts, for all maintenance, repair and gasoline costs incurred by the Executive in connection with the use of such automobile; provided, that such costs are directly related to the performance by the Executive of his obligations to the Company hereunder.

3.4. Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement from the Company of all travel, entertainment and out-of-pocket expenses which are reasonably and necessarily incurred by the Executive in the performance of his duties hereunder; provided that the Executive properly accounts therefor in accordance with the Company’s policies as in effect from time to time and such expenses are approved by the Chief Executive Officer.

4. Termination.

4.1. Disability. In the event that at any time during the Employment Tem’, the Executive, due to physical or mental injury, illness, disability or incapacity, including “disability” within the meaning of the disability plan(s) which the Company then has in effect entitling the Executive to benefits thereunder (“Disability”), shall fail to perform satisfactorily and continuously the duties assigned to him and the services to be performed by him hereunder for a period of three (3) consecutive months or for a non-consecutive period of five (5) months within any twelve

(12) month period, the Company may terminate his employment for Disability upon not less than thirty (30) days prior written notice by delivery of a Termination Notice (as defined below) to the Executive.

4.2. Death. The Executive’s employment shall terminate immediately upon the death of the Executive.

4.3. Cause. The Company may, at any time and in its sole discretion, terminate the Executive’s employment for Cause (as herein defined) by delivery to the Executive of a Termination Notice specifying the nature of such Cause, effective as of the date (such effective date referred to herein as a “Termination Date”) of such Termination Notice. For purposes hereof, termination for “Cause” shall mean (i) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (ii) the commission of a fraudulent act or practice by the Executive affecting the Company and/or Parent; (iii) the willful failure by the Executive to follow the directions of the Board of Directors or the Chief Executive Officer; (iv) the Executive’s habitual drunkenness as determined in the reasonable discretion of the Board of Directors or use of illegal substances; (v) the material breach by the Executive of this Agreement or (vi) an act of gross neglect or gross or willful misconduct that relates to the affairs of the Company and/or Parent which the Board of Directors of the Company in its reasonable discretion deems to be good and sufficient cause; provided, that the Executive shall receive a Termination Notice with respect to a termination for Cause pursuant to subsections (iii), (v) and/or (vi) hereof and the Executive shall have the thirty (30) days following his receipt of the Termination Notice to cure the breach specified therein prior to his employment being terminated for Cause pursuant thereto.

4.4. Voluntary Termination by Company. The Company may, at any time, and in its sole discretion, terminate the employment of the Executive hereunder for any reason other than for Cause by the delivery to the Executive of a Termination Notice, effective as of the date of such Termination Notice.

4.5. Termination by Company in Conjunction with a Change of Control. For purposes of this Agreement, a “Change of Control” means the sale of Parent whether by, merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise in one transaction or a series of related transactions to a person or persons (other than to Harvest Partners III, L.P. or to any person, persons or entities affiliated therewith), pursuant to which such person or persons (together with its affiliates) acquires (i) securities representing at least a majority of the voting power of all securities of Parent, including securities convertible, exchangeable or exercisable for or into voting securities of Parent, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities or (ii) all or substantially all of the consolidated assets of Parent. The Company may terminate the employment of the Executive hereunder in conjunction with any Change of Control in accordance with Section 5.6 hereof by delivery to the Executive of a Termination Notice (as defined above), effective as of the date stated in the Termination Notice.

4.6. Executive’s Resignation for Good Reason. After a Change of Control, the Executive may terminate his employment for Good Reason in accordance with Section 5.6. For purposes hereof, “Good Reason” shall mean, without the Executive’s consent: (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, duties and reporting relationships), authority, duties or responsibilities as contemplated by Section 1 hereof, or any other action by the Company which results in a significant diminution in such position, authority, duties, or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof from the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 3 hereof other than an isolated and inadvertent failure not committed in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof from the Executive; (iii) the Executive’s being required to relocate to a principal place of employment more than fifty (50) miles from his principal place of employment with the Company as of the Effective Date or (iv) delivery by the Company of a notice discontinuing the automatic extension provision of Section 2 hereof.

5. Compensation During Disability and Upon Termination. During a Disability Period (as herein defined) or upon the termination of the Executive’s employment hereunder, the Executive shall be entitled to the following benefits:

5.1. Disability. During any period (the “Disability Period”) that the Executive, due to Disability fails to perform satisfactorily and continuously the duties assigned to him and the services to be performed by him hereunder, the Company shall continue to pay to the Executive the Annual Base Salary (as in effect at such time) in accordance with the provisions of Section 3.1 hereof, less any compensation payable to the Executive under the applicable disability insurance plan(s) of the Company during such Disability Period. Thereafter, if the Executive’s employment hereunder is terminated pursuant to Section 4.1 hereof; the Company shall have no further obligations hereunder after the Termination Date other than the payment of (a) the Annual Base Salary (as in effect during the year of such termination) payable in accordance with the Company’s customary payroll practices (less any compensation payable to the Executive under the applicable disability insurance plan(s) of the Company), for the twelve (12) month period immediately following the Termination Date and (b) the Executive’s pro rata portion of the Annual Bonus due pursuant to Section 3,2 hereof for the calendar year in which such termination occurs (based upon the number of days during such year that the Executive was employed over 365 days prior to termination), payable on the same date as such Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated.

5.2. Death. If the Executive’s employment is terminated pursuant to Section 4.2 hereof as a result of the Executive’s death, the Company shall have no further obligations hereunder after the date of the Executive’s death other than the payment to the Executive’s estate, legal representative, heirs or other beneficiaries of (a) the Annual Base Salary (as in effect during the calendar year of such death) payable in accordance with the Company’s customary payroll practices, for the twelve (12) month period immediately following the date of the Executive’s death, and (b) the Executive’s pro rata portion of the Annual Bonus due pursuant to Section 3.2 hereof for the calendar year in which such death occurred (based upon the number of days during such year that the Executive was employed over 365 days prior to death), payable on the same date as such Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated.

5.3. Cause. If the Executive’s employment is terminated by the Company for Cause pursuant to Section 4.3 hereof; the Company shall have no further obligations hereunder after the Termination Date other than the payment to the Executive of the Annual Base Salary accrued and unpaid through the Termination Date. The Company shall not be obligated to make any bonus payments to the Executive pursuant to Section 3.2 hereof for the calendar year in which such termination occurs or to provide any of the benefits set forth in Section 3.3 of this Agreement after the Termination Date, except as may be required by applicable law.

5.4. Voluntary Termination by Company. If the Company voluntarily terminates the Executive’s employment hereunder pursuant to Section 4.4 hereof; the Company shall have no further obligations hereunder after the Termination Date other than the payment of (a) (i) one (1) year of the Annual Base Salary (as in effect during the year of such termination) payable in accordance with the Company’s customary payroll practices, and (ii) at no greater out-of-pocket expense to the Company than incurred prior to termination, the Company-sponsored medical and health benefits (or the reimbursement of COBRA premiums) previously made available to the Executive, but only to the extent permitted by such policies or plans, or as otherwise required by law, and (b) the Annual Bonus due pursuant to Section 3.2 hereof for the calendar year in which such termination occurs, payable on the same date as such Annual Bonus would have been payable for such calendar year pursuant to Section 3.2 hereof had the Employment Term not been so terminated.

5.5. Termination by Executive. If at any time during the Employment Term, the Executive terminates his employment with the Company and Parent for any reason whatsoever other than Good Reason pursuant to Section 4.6 hereof, the Company shall have no further obligations hereunder after the Termination Date other than the payment to the Executive of the Annual Base Salary accrued and unpaid through the Termination Date. The Company shall not be obligated and shall be released from all obligations to make any bonus payments to the Executive pursuant to Section 3.2 hereof, if any, for the calendar year in which such termination occurs, or to provide any of the benefits set forth in Section 3.3 of this Agreement after the Termination Date, except as may be required by applicable law.

5.6. Termination in Conjunction with a Change of Control. If (a) the Company terminates the employment of the Executive hereunder in conjunction with any Change of Control, pursuant to Section 4.5 hereof; (b) the Company or any successor entity thereto terminates the employment of the Executive without Cause within six (6) months of any Change of Control; or (c) the Executive terminates his employment for Good Reason within six (6) months of any Change of Control, the Company, or any successor entity thereto, shall have no further obligations hereunder after the Termination Date other than (i) the payment of one (1) year of the Annual Base Salary (as in effect during the year of such termination) payable in accordance with the Company’s customary payroll practices; (ii) the payment of the Annual Bonus due pursuant to Section 3.2 hereof for the calendar year in which such termination occurs, payable on the same date as such Annual Bonus would have been payable for such calendar year pursuant to Section 3.2 hereof had the Employment Term not been so terminated; provided, however, the Annual Bonus for the calendar year in which such termination occurs, shall be pro rated, based on the number of days the Executive was employed (less any Disability Period) over 365 days; and (iii) at no greater out-of-pocket expense to the Company than incurred prior to termination, the Company shall pay for twelve (12) months the premiums for Company-sponsored medical and health benefits (or the reimbursement of COBRA premiums) previously made available to the Executive, but only to the extent permitted by such policies or plans, or as otherwise required by law; however, if the Executive becomes eligible for coverage under any other medical and health policy after termination of employment, or is, or becomes covered by any other medical and health policy the Company’s obligation to pay the premiums due by the Executive for Company-sponsored medical and health benefits shall cease immediately. Notwithstanding the foregoing, in the event that the Executive, or any of his Affiliates (as defined below), participates in any Change of Control transaction as an equity participant and/or as a purchaser of securities or assets and, immediately after the consummation of the Change of Control transaction remains, or within six (6) months of such transaction, becomes actively involved in the operation of the Company, Parent or any successor entity thereto as an officer, director or employee, the provisions of this Section 5.6 shall terminate and be of no force or effect. An “Affiliate” shall mean an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Executive.

6. Confidentiality. The Executive acknowledges that it is the policy of the Company and Parent to maintain as secret and confidential all Confidential Information (as defined herein). The parties hereto recognize that the services to be performed by the Executive pursuant to this Agreement are special and unique, and that by reason of his employment by the Company both before and after the Effective Date, the Executive will acquire, or may have acquired, Confidential Information. The Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company and Parent, as applicable, free of any rights of the Executive, and acknowledges that the Company and Parent have a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of the Executive’s employment with the Employer pursuant to this Agreement, the Executive agrees that at all times from after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than Parent or any of its Affiliates (for the purposes of this Employment Agreement, the term “Affiliate(s)” means Parent, its successor(s), any direct or indirect subsidiary of Parent or its successor(s), or any division of a subsidiary)) any Confidential Information, except as required in the performance of his duties hereunder, without the prior written consent of the Company or Parent, as applicable, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by the Executive of this Section 6, or (ii) any such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than Parent or any of its Affiliates or advisors; provided that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Parent, any of its Affiliates or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Executive is required by law to disclose any Confidential Information; provided that in such case, the Executive shall (a) give the Company and/or Parent, as applicable, the earliest notice possible that such disclosure is or may be required and (b) cooperate with the Company and/or Parent, as applicable, at the Company’s and/or Parent’s expense, as applicable, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of the Executive under this Section 6 shall survive any termination of this Agreement. During the Employment Term, the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company and/or Parent which embody the Confidential Information, and upon the expiration or the termination of the Employment Term, the Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and/or Parent, as applicable, and will not be retained by the Executive or furnished to any person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Executive agrees that the provisions of this Section 6 are reasonably necessary to protect the proprietary rights of the Company and/or Parent in the Confidential Information and their trade secrets, goodwill and reputation.

For purposes hereof, the term “Confidential Information” means all information heretofore or hereafter developed or used by Parent or any of its Affiliates relating to the Business (as defined below), and the operations, employees, customers, suppliers and distributors of Parent or any of its Affiliates, including, but not limited to, customer lists, customer orders, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of Parent and/or its Affiliates, and all trademarks, tradenames, copyrights and patents, and applications therefor, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers of Parent and/or any of its Affiliates, except that notwithstanding anything to the contrary contained herein, the term Confidential Information shall not include any such information that is publicly known or that becomes publicly known (other than as a result of any action on the part of, or a breach of the provisions of this Section 6, by the Executive).

For purposes hereof, the term “Business” shall mean the business of (a) distributing and selling industrial steel pipe, including large OD pipe, heavy wall and X-grade pipe, DSAW, seamless, continuous weld, ERW pipe and abrasive resistant pipe (mine pipe), and valves, alloy pipe, flanges and fittings, welded fittings and flanges (high yield, stainless, exotic carbon, chrome and low temp) per ANSI B16.9 and B16.5 (commodity lines and specials, i.e., anchor flanges and swivel ring flanges) forged steel fittings, outlets, pipe nipples, swage nipples, hot induction bends and Pikotek gaskets/insulation kits, stainless steel and other nickel alloy and hastelloy pipe, valves, fittings and flanges, including all chrome grades, (collectively, the “Products”); (b) providing added value services to such pipe and steel Products, including, flame cutting, sawing, welding, sandblasting, priming, top coat painting, epoxy applications and end finishing, and conversion of pipe to other components or products; (c) entering into joint venture, partnership or agency arrangements relating to the sale or distribution of surplus stainless steel pipe, fittings and flanges, but excluding value-added services if not sold as part of the Products; and (d) any endeavor entered into by Parent or any Affiliates after the signing of this agreement, but before termination of the employment of the Executive.

7. Noncompetition; Nonsolicitation. (a) The Executive agrees that, during the Employment Term and for the period during which the Executive receives compensation pursuant to Section 5.4 hereof (to the extent applicable), whichever is greater (such period being referred to herein as the “Initial Noncompete Period”) (A) the Executive will not own or control any business that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in each and every area where the Company is engaged in the sale and/or distribution of the Products (a “Competing Business”) on the date the Executive’s employment is terminated hereunder, including, without limitation, the State of Texas and each and every parish throughout the State of Louisiana specified on Schedule B hereto, (B) the Executive will not, directly or indirectly, whether for himself or on behalf of any other person (or affiliate), engage in, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any business, that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in each and every area where the Company is engaged in the sale and/or distribution of the Products on the date the Executive’s employment is terminated hereunder, including, without limitation, the State of Texas and each and every parish throughout the State of Louisiana specified on Schedule B hereto, or (C) the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the sale and/or distribution of any Products from any person, company, firm or other entity, who is, or has at any time within two (2) years prior to the date of such action been a customer or supplier of the Parent or any of its Affiliates, subsidiaries or divisions. It is agreed that for purposes of this Section 7(a), a Competing Enterprise is only a business entity in which the sale and/or distribution of the Products constitutes more than 5% of that business and/or entity’s overall business revenues, and only such a Competing Enterprise shall be considered to “in any significant manner compete with” Parent or its Affiliates. Notwithstanding the foregoing, the Executive’s ownership of securities of a public company engaged in competition with the Company not in excess of 5% of any class of such securities shall not be considered a breach of the covenants set forth in this Section 7(a) above.

(b) The Executive agrees that, at all times from after the Effective Date and for (i) a period of twelve (12) months following the date of termination of the Executive’s employment with Parent and the Company, or (ii) the period during which the Executive receives compensation pursuant to Section 5.4 hereof (to the extent applicable), whichever is greater, the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, (A) seek to persuade any employee of Parent or any of its Affiliates, subsidiaries or divisions to discontinue his or her status or employment therewith or seek to persuade any employee or former employee to become employed or to provide consulting or contract services in a business or activities competitive with the Business; or (B) solicit, employ or directly or indirectly cause to be solicited or employed, or engage, directly or indirectly, the services of any employee or former employee of Parent or any of its Affiliates.

(c) Notwithstanding anything to the contrary contained herein, the Initial Non-Compete Period referred to in Sections 7(a) and (b) above may be extended for two (2) successive periods of one (1) year each following the expiration of the Initial Non-Compete Period and the restrictions set forth in Section 7(a) and (b) above shall remain in full force and effect until the expiration of such additional one-year period(s), at the Company’s option. Should the Company elect to extend the Initial Non-Compete Period (or any subsequent one-year period) pursuant hereto, the Company shall provide the Executive with written notice of such extension at least ninety (90) days prior to the expiration of each of the Initial Non-Compete Period, the first and the second one-year periods following such Initial Non-Compete Period, as the case may be; provided that it is understood and agreed that the Company’s right to extend for the second one-year period is dependent on the Company having extended for the first one-year period as provided herein. In the event the Company elects to extend the Initial Non-Compete Period (or any subsequent one-year period) pursuant hereto, the Company shall pay the Executive, in consideration of the agreements of the Executive not to compete with the Parent and any of its respective Affiliates until the expiration of such extended one-year period(s), the Annual Base Salary (as in effect during the year of termination of the Executive’s employment) in respect of each such additional one-year period, payable in accordance with the Company’s customary payroll practices.

8. Inventions. Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of the Company and/or Parent or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with the Company and/or Parent, which may be directly or indirectly useful in, or relate to, the Business or the business of Parent or any of its Affiliates, shall be promptly and fully disclosed by the Executive to the Board of Directors, and shall be the Company’s exclusive property as against the Executive. The Executive shall promptly deliver to the Board of Directors all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid. The Executive hereby assigns any and all such inventions to the Company and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to the Company of any and all such inventions as contemplated by this Section 8. The Executive shall, upon the Company’s and/or Parent’s request, as applicable, and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s and/or Parent’s counsel, as applicable, to direct issuance of patents or copyrights of the Company and/or Parent, as applicable, with respect to such inventions as are to be in the Company’s and/or Parent’s exclusive property, as applicable, as against the Executive under this Section 8 or to vest in the Company and/or Parent, as applicable, title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by the Company and/or Parent, as applicable.

9. Breach.

9.1. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of a breach by

Executive of the material terms and conditions of the obligations to be performed by him hereunder, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Executive of his material obligations under Sections 6, 7 or 8 could cause the Company irreparable harm for which no adequate remedy at law would be available in respect thereof and that therefore upon proof of the same the Company would be entitled to seek and obtain injunctive relief with respect thereto.

9.2. In the event of a breach by the Company of the material terms and conditions of the obligations to be performed by it hereunder, the Executive shall provide the Company with written notice thereof, specifying the nature of the breach, within seven (7) days of such breach and the Company shall have thirty (30) days followings its receipt of such notice to cure the breach specified therein to the reasonable satisfaction of Executive. To the extent the Company fails to cure such breach as provided herein, the Executive shall then be entitled, if he so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for such breach. To the extent the Company fails to cure such breach as provided herein, the non-competition restrictions set forth in Section 7 shall terminate.

10. Parent’s Guaranty. Parent hereby guarantees all of Company’s obligations under this Agreement, including, but not limited to, prompt and full payment of any and all amounts due the Executive under this Agreement.

11. Insurance. The Executive acknowledges and agrees that the Company may obtain a life insurance policy on the life of the Executive with the Company named as the beneficiary. If the Company so elects, the Executive covenants and agrees to cooperate fully with the Company’s efforts to obtain such insurance policy.

12. Conflicting Agreements. The Executive hereby represents and warrants to the Company that (a) neither the execution of this Agreement by the Executive nor the performance by the Executive of any of his obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which the Executive is a party or by which the Executive is bound, and (b) the Executive is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

13. Further Assurances. The Executive hereby agrees to execute and deliver such agreements, certificates or other documents as may be reasonably requested by the Company which may be necessary or are required hereunder.

14. Miscellaneous.

14.1. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

14.2. Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service as follows:

(a)	If to the Executive:

at his then current address

included in the employment records of the Company;

with a copy to:

(b)	If to the Company or Parent:

c/o Edgen Louisiana Corporation

18444 Highland Road

Baton Rouge, LA 70809

Attention: President

with a copy to:

Piper Rudnick LLP

1251 Avenue of the Americas

New York, New York 10020-1104

Attention: Leonard Gubar, Esq.

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

14.3. Governing Law. This Agreement shall be governed by and in accordance with the laws of the State of Louisiana without regard to conflict of law rules thereof.

14.4. Waivers. The waiver of any party hereto of any right hereunder or of any failure to perform or breach by any other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by any other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.5. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration or scope, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

14.6. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

14.7. Headings Descriptive. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ CRAIG S. KIEFER
Craig S. Kiefer

EDGEN CARBON PRODUCTS GROUP, L.L.C.

By:	/s/ DAVID L. LAXTON, III
Name:	David L. Laxton, III
Title:	Secretary / Treasurer

With respect to Section 10 only EDGEN CORPORATION

By:	/s/ DANIEL J. O’LEARY
Name:	Dan J. O’Leary
Title:	President / CEO

ANNUAL BONUS

A bonus for a percentage of the Executive’s Annual Base Salary may earned by the Executive based on the Parent’s consolidated earnings before interest, income taxes, depreciation and amortization (“EBITDA”). Prior to each fiscal year, the Parent’s Board of Directors will determine a targeted EBITDA amount (“Target EBITDA”) for the ensuing fiscal year. The Board of Directors determination shall be fixed and binding on the Parent, the Company and the Executive. For 2004, the pre-bonus Target EBITDA is $17,358,400. If 2004 EBITDA is less than or equal to $9.0 million (the “Minimum EBITDA”), then the Executive shall not be entitled to receive any bonus. If 2004 EBITDA is greater than the Minimum EBITDA, then the Executive shall be entitled to receive a bonus in an amount equal to 2% of his Annual Target Bonus for each 1% of Target EBITDA in excess of Minimum EBITDA. For 2004, the Executive’s Annual Target Bonus is $180,000.

In addition, the amount of any bonus earned by the Executive under the Target EBITDA formula described above will be adjusted downward by an amount not to exceed 20% if the Parent’s working capital ratio at the fiscal year end exceeds the target working capital ratio established by the Parent’s Board of Directors at the beginning of the fiscal year. The working capital ratio is defined as the sum of accounts receivable and inventories divided by the sum of trade accounts payable and accrued expenses, expressed as a percent of Parent’s consolidated sales. For 2004, the target working capital ratio is 25.5%.

Should the actual working capital ratio exceed the target working capital ratio, then the bonus amount shall be reduced by an amount equal to the percentage that the actual working capital ratio exceeds the target working capital ratio. For example, if the target working capital ratio is 30% and the actual working capital ratio is 33%, then the bonus amount will be reduced by 10% (33% - 30% 3%; 3%/30% = 10%).

Any bonus earned will be paid by March 15 of the year following the year in which the bonus is earned.

Schedule B

LOUISIANA PARISHES

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Caldwell

Cameron

Catahoula

Claiborne

Concordia

DeSoto

East Baton Rouge

East Carroll

East Feliciana

Evangeline

Franklin

Grant

Iberia

Iberville

Jackson

Jefferson

Jefferson Davis

Lafayette

Lafourche

LaSalle

Lincoln

Livingston

Madison

Morehouse

Natchitoches

Orleans

Ouachita

Plaquemines

Pointe Coupee

Rapides

Red River

Richland

Sabine

St. Bernard

St. Charles

St. Helena

St. James

St. John the Baptist

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Tensas

Terrebonne

Union

Vermillion

Vernon

Washington

Webster

West Baton Rouge

West Carroll

West Feliciana

Winn

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